Exhibit 99.1

Company Contacts:	Investor Contacts:
Restore Medical, Inc.	Lippert/Heilshorn & Associates, Inc.
J. Robert Paulson, Jr., CEO	Kim Sutton Golodetz (Kgolodetz@lhai.com)
Christopher R. Geyen, CFO	(212) 838-3777
(651) 634-3111	Bruce Voss (Bvoss@lhai.com)
www.restoremedical.com	(310) 691-7100
RESTORE MEDICAL PRELIMINARY FIRST QUARTER NET SALES UP 24 PERCENT
COMPANY TO APPLY TO LIST ITS STOCK ON NASDAQ CAPITAL MARKET
ST. PAUL, Minn. (April 3, 2008) — Restore Medical, Inc. (NASDAQ: REST), developer of the innovative Pillar® Palatal Implant System, today announced preliminary net sales for the three months ended March 31, 2008. The Pillar Palatal Implant System is a proven and effective in-office treatment for people suffering from snoring and mild to moderate obstructive sleep apnea that improves the lifestyles of patients and their bed partners by helping them to sleep better, feel better and live better.
Preliminary net sales for the first quarter of 2008 were approximately $1.4 million, an increase of 77% over net sales of $788,000 for the fourth quarter of 2007 and an increase of 24% over net sales of $1.1 million for the first quarter of 2007. U.S. sales were $1.1 million for the first quarter of 2008, an increase of 50% over $764,000 for the fourth quarter of 2007 and an increase of 13% over $1.0 million for the first quarter of 2007. International sales were $250,000 in the first quarter of 2008, up sharply over $24,000 for the fourth quarter of 2007 and $111,000 for the first quarter of 2007.
“Our first quarter sales results exceeded all of our internal goals,” said Bob Paulson, President and CEO of Restore Medical. “The strong growth of our U.S. business was driven by a significant increase in reorder revenue, which was up 58% sequentially and accounted for 90% of our first quarter domestic revenue. Our consultative sales and marketing approach focused on helping select customers committed to treating sleep patients and growing their sleep practices clearly is beginning to demonstrate meaningful results. As we noted during our investor call last week, this increase in U.S. revenue was delivered with five open sales territories compared with the prior year quarter. We also were very pleased with the performance of our international business where we saw reorders from several key geographies.”
Restore Medical also announced it will apply to transfer the listing of its securities to the Nasdaq Capital Market given that the Company currently does not meet the minimum stockholders’ equity requirement for continued listing on the Nasdaq Global Market. The Company received a Nasdaq Staff Deficiency Letter on April 1, 2008 indicating that the Company is not in compliance with the minimum stockholders’ equity standard set forth in Nasdaq’s Marketplace Rule 4450(a)(3).
The Company plans to report complete financial results for the first quarter of 2008 by April 30, 2008.
About Restore Medical and the Pillar Procedure
Restore Medical develops, manufactures and markets innovative medical devices to treat sleep-disordered breathing. The Company’s proprietary Pillar® Palatal Implant System is the only implantable palatal device to treat snoring and mild to moderate obstructive sleep apnea to be approved by the U.S. Food and Drug Administration and by Health Canada, and to have received the CE Mark for sale in the European Union. The Pillar Palatal Implant System is sold throughout the U.S. and Canada, and in various countries in Asia Pacific, Europe, South America and the Middle East.

For more information about Restore Medical, the Pillar Procedure and physicians who offer the Pillar Procedure in the U.S., visit the company’s website at www.restoremedical.com or www.pillarprocedure.com.
Forward-Looking Statements
Except for historical information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Restore Medical expects, believes or anticipates will or may occur in the future, including, particularly, statements about its available cash and financing plans, expected net sales, sales force hires, future financial and operating results and financial guidance, are forward-looking statements. All forward-looking statements are based on assumptions made by Restore Medical’s management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, available cash resources, market demand and acceptance of the Company’s products, competitive factors, pricing and third-party reimbursement for the Company’s products, expansion and rate of success of the Company’s sales force, completion and results of clinical studies, ongoing regulatory compliance, success of new product development, general economic conditions and seasonal trends, and other risks and factors that are discussed in documents filed by Restore Medical with the Securities and Exchange Commission from time to time, including its Annual Report on Form 10-K for the year ended December 31, 2007. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Restore Medical disclaims any intent or obligation to update any forward-looking statements.
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